OneSpan Inc. SC TO-I/A

Exhibit (a)(5)(viii)

OneSpan Inc. Announces Final Results of Tender Offer

BOSTON — December 14, 2023 — OneSpan Inc. (Nasdaq: OSPN) (“OneSpan” or the “Company”) today announced the final results of its modified “Dutch auction” tender offer, which expired at 12:00 midnight, at the end of the day, New York City time, on December 11, 2023.

Based on the final count by Broadridge Corporate Issuer Solutions, LLC, the depositary for the tender offer, in accordance with the terms and conditions of the tender offer, the Company has accepted for payment a total of 2,380,952 shares of the Company’s common stock, at a final purchase price of $10.50 per share, for an aggregate cost of approximately $25.0 million, excluding fees and expenses relating to the tender offer. These shares represent approximately 6% of the Company’s outstanding common stock as of November 9, 2023. The Company has been informed by the depositary that, after giving effect to “Odd-Lot” priority, the final proration factor for the tender offer is approximately 74%. The depositary will promptly pay for all shares accepted for payment.

B. Riley Securities, Inc. acted as the dealer manager for the tender offer and Broadridge Corporate Issuer Solutions, LLC served as the information agent.

About OneSpan

OneSpan helps organizations accelerate digital transformations by enabling secure, compliant, and refreshingly easy customer agreements and transaction experiences. Organizations requiring high assurance security, including the integrity of end-users and the fidelity of transaction records behind every agreement, choose OneSpan to simplify and secure business processes with their partners and customers. Trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, OneSpan processes millions of digital agreements and billions of transactions in 100+ countries annually.

For more information, go to www.onespan.com. You can also follow @OneSpan on Twitter or visit us on LinkedIn and Facebook.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Factors that could materially affect our business and financial results include, but are not limited to, the factors described in the forward-looking statement disclosure and “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

Copyright© 2023 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com